For Release: Immediate	NEWS	Contact: Mark A. Featherstone Vice President and Chief Financial Officer 610-832-4160

QUAKER CHEMICAL CORPORATION ANNOUNCES
PROPOSED PUBLIC OFFERING OF COMMON STOCK

May 4, 2011

CONSHOHOCKEN, PA – Quaker Chemical Corporation (NYSE:KWR) today announced that it intends to offer and sell shares of its common stock in an underwritten public offering.  All of the shares in the offering are to be sold by Quaker.  The offering is subject to market conditions, and there can be no assurance as to whether or when the offering may be completed, or as to the actual size or terms of the offering.

Jefferies & Company, Inc. is acting as sole book-running manager for the proposed offering.  Janney Montgomery Scott LLC is acting as co-lead manager for the proposed offering.  KeyBanc Capital Markets Inc. is acting as co-manager for the proposed offering.

A shelf registration statement relating to the shares was filed with the Securities and Exchange Commission (“SEC”) and is effective.  A preliminary prospectus supplement related to the offering will be filed with the SEC and will be available on the SEC’s website located at www.sec.gov.  Copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Equity Syndicate Prospectus Department, Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY, 10022, at 877-547-6340, and at Prospectus_Department@Jefferies.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities, in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Quaker

Quaker Chemical Corporation is a global provider of process chemicals, chemical specialties, services, and technical expertise to a wide range of industries – including steel, aluminum, automotive, mining, aerospace, tube and pipe, coatings and construction materials.

Forward-Looking Statements

Certain of the statements made in this press release are forward looking, such as those, among others relating to Quaker’s expectations regarding the completion of the proposed public offering.  Actual results or developments may differ materially from those projected or implied in these forward-looking statements.  Factors that may cause such a difference include, without limitation, risks and uncertainties related to market conditions and the satisfaction of customary closing conditions related to the proposed public offering.  There can be no assurance that Quaker will be able to complete the proposed public offering on terms satisfactory to it, or at all.  Therefore, we caution you not to place undue reliance on our forward-looking statements.  Quaker disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  This discussion is provided as permitted by the Private Securities Litigation Reform Act of 1995.